UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Cannae Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

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Cannae Holdings, Inc. Urges Shareholders to

Support Its Director Nominees at December 12 Annual Meeting

~ Cannae’s Nominees Possess Superior Experience Across Critical Areas ~

~ Carronade’s Short-Term Agenda Threatens to Derail Cannae’s Strategy to Create Long-Term Value ~

~ Urges Shareholders to Vote on WHITE Proxy Card “FOR” ONLY Erika Meinhardt, Barry B. Moullet,

James B. Stallings, Jr., and Frank P. Willey ~

LAS VEGAS — (BUSINESS WIRE) — November 13, 2025 — Cannae Holdings, Inc. (NYSE: CNNE) (“Cannae”) today reminded shareholders to protect the value of their investment by voting ahead of the 2025 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held on December 12, 2025. All Cannae shareholders of record as of the close of business on October 30, 2025, will be entitled to vote at the Annual Meeting.

We urge you to vote “FOR” ONLY Cannae’s four highly qualified director nominees, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey, on the WHITE proxy card.

Cannae’s Board of Directors also issued the following letter to shareholders.

Dear Fellow Shareholder,

Over the past 21 months, Cannae has executed a focused transformation to build durable, long-term value. We strengthened independent oversight and sharpened capital discipline by appointing an independent Chairman, refreshing our Board with three new independent directors, initiating Board declassification, strengthening pay-for-performance alignment, expanding independent oversight on our Corporate Governance and Nominating Committee and Related Person Transaction Committee, and internalizing the management structure, which reduced costs by 81% to better align incentives with shareholders.

Why Your Vote Matters Now: Carronade Capital, a hedge fund focused on distressed debt, is seeking to replace four of Cannae’s highly qualified, independent directors with a slate whose experience is concentrated primarily in distressed debt and restructuring. This campaign threatens to derail Cannae’s focus on delivering long-term value by imposing a short-term agenda (a spin-off of our public holdings). The Carronade nominees’ experience is irrelevant not just to Cannae, which is not distressed or in need of restructuring, but to its portfolio companies as well. The Carronade nominees do not have the needed operational experience to guide our investments and portfolio companies. Cannae is focused on optimizing returns and driving operational improvements at its investments — a strategy that requires direct industry and operational experience, disciplined capital allocation, and robust governance. We believe our four nominees, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey, bring the right mix of experience in portfolio management, operations, technology/cyber, legal and risk management, and governance to oversee our strategy.

We urge you to vote “FOR” ONLY Cannae’s four highly qualified director nominees, Erika Meinhardt, Barry B. Moullet, James B. Stallings, Jr., and Frank P. Willey, on the WHITE proxy card. We detail below how Cannae’s director nominees are far superior to Carronade’s candidates.

Why Cannae’s Nominees are the Right Fit

Since February 2024, Cannae has thoughtfully refreshed your Board with the right mix of skills to oversee our complex investment portfolio. Our refreshment process focused on having the optimal balance of:

•	Investment acumen to source and manage proprietary private investments

•	Operational leadership to guide portfolio companies and optimize performance

•	Governance and risk oversight to protect shareholder interests

As part of this refreshment, the Board appointed three highly qualified independent directors — Douglas Ammerman, William Royan, and Woodrow Tyler — who bring deep investment management, corporate governance, and financial oversight experience.

These actions demonstrate our commitment to transparency, accountability, and responsiveness to shareholder feedback. Cannae’s governance profile is stronger than ever — and designed to support long-term value creation.

At this year’s annual meeting, four fit-for-purpose Board nominees are up for reelection. Their backgrounds and experiences provide effective oversight and guidance for Cannae’s strategy.

James Stallings, Jr. — Technology & Cybersecurity Leadership

Mr. Stallings’ career covers the full spectrum of the technology sector in which we invest. Mr. Stallings brings extensive entrepreneurial and investment experience, including expertise in technology, data, and cyber risk oversight, to Cannae and its investment process and portfolio.

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Managing Partner at PS27 Ventures, a technology-focused investment fund where he has been directly involved in starting dozens of new ventures in B2B software, fintech, healthtech, e-commerce and climatetech solutions

•	Founded E House, a consumer technology company

•	Significant public company leadership experience from his 20+ years at IBM Corporation (NYSE: IBM), including:

•

General Manager of several major lines of business, including the company’s $25 billion global hardware sales division, its $7 billion Linux software business, and its intellectual property division, which held 39,000 patents

•	Strong governance experience, including as a director at:

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Fidelity National Information Services, Inc. (NYSE: FIS) since 2013, where he serves on the Compensation Committee and Corporate Governance and Nominating Committee and has overseen significant M&A transactions

•	UGI Corporation (NYSE: UGI); 2015-2023; served as Compensation Committee Chair

•	Mr. Stallings’ experience is directly relevant to Cannae’s investment process and portfolio.

Barry Moullet — Foodservice, Supply Chain and Consumer Platform Expertise

Mr. Moullet’s deep hands-on operational leadership within the foodservice industry provides expertise in cost management, resilience, and service levels across restaurant and consumer goods businesses.

•	Significant executive leadership experience in the foodservice industry, including:

•	Chief Supply Chain Officer, Focus Brands Inc.

•	Chief Supply Chain Officer and Chief Development Officer, Darden Restaurants, Inc., where he oversaw multi-billion dollar budgets

•	Vice President of Purchasing, Restaurant Services Inc.

•	Vice President of Purchasing, Kentucky Fried Chicken

•	Since 2012, Mr. Moullet has been the principal of BBM Executive Insights, a consulting firm specializing in optimizing supply chain management for foodservice clients.

•	Mr. Moullet’s experience is directly relevant to Cannae’s restaurant and consumer goods businesses.

Erika Meinhardt — Operational Leadership & Strategic Execution

Ms. Meinhard brings more than three decades leading complex businesses. She helped drive Fidelity National Financial’s (“FNF”) (NYSE: FNF) transformation into the largest U.S. title insurance underwriter, generating significant value for shareholders.

•	Strong track record managing and growing complex business organizations, evidenced by FNF’s success under her leadership:

•	FNF Title maintained adjusted margins ~71% higher than competitors (17.4% vs. 10.1% competitor average) in Ms. Meinhardt’s last five years at FNF

•

Significant public company operations and leadership experience from her 20+ years at FNF, including roles as Executive Vice President, President of National Agency Operations (National Title Group), and National Agency Operations Manager.

•	Ms. Meinhardt’s experience is directly relevant to Cannae’s portfolio company sourcing and operations.

Frank Willey — Legal, Risk Management and Governance Expertise

Mr. Willey is a former public company general counsel and experienced independent director with strengths in leadership, mergers and acquisitions, compliance, risk management and governance.

•	Significant public company mergers and acquisitions, legal, and leadership experience, including as:

•	Vice Chairman, President and General Counsel of FNF, the largest title insurance underwriter in the United States

•	Vice President and General Counsel of Land Resources Corporation (AMEX: LRC)

•	Director of Fisher Communications, Inc. (Nasdaq: FSCI)

•

Strong governance and leadership experience at companies relevant to our portfolio holdings, including service as an independent director of Penny Mac Investment Trust (NYSE: PMT) and Vice Chairman of Carl Karcher Enterprises, Inc., (NYSE: CKR), an international restaurant chain

•	He currently serves as the Executive Vice Chairman and Audit Committee Chair of Commercial Bank of California

•	Mr. Willey’s experience is directly relevant to oversee strategy while navigating Cannae’s complex regulatory environment

Bottom line: This slate aligns directly with Cannae’s strategy and risk profile, enhancing oversight of capital allocation, operations, technology/cyber and governance.

Our Directors Have the Critical Expertise that Carronade’s Directors Lack

None of Carronade’s nominees have experience in areas critical to oversee our portfolio. The dissident nominees bring a narrow specialization in distressed debt and restructuring, which is irrelevant to Cannae’s growth strategy and permanent capital model. Carronade’s nominees also have limited public company experience. These backgrounds are not suited to long-term value creation.

Dennis Prieto

   No public company leadership or board experience

   Career focused on distressed debt and restructuring at Aurelius Capital — irrelevant to Cannae’s permanent capital model

   Significant professional overlap with Carronade’s principal, raising concerns about independence and alignment with all shareholders

Mona Aboelnaga Kanaan

   No relevant sector expertise — generalist investment background

   Poor track record: CEO of Proctor Investment Management, which closed after failing to generate significant revenue

   Served as director at Perpetual Limited and Webster Financial, which underperformed benchmarks by 97 and 69 percentage points, respectively

Benjamin Duster

   No public company executive leadership experience, and history of short-term board stints (12+ boards in 15 years)

   Served on Republic First Bancorp, which filed for bankruptcy and whose bank subsidiary was seized by regulators

   Undisclosed professional connection to fellow nominee Mona Aboelnaga as senior advisors at a restructuring advisory firm

Chérie Schaible

   No public company board or leadership experience

   Limited legal background primarily at private companies — no industry relevance to Cannae’s portfolio

   Connections to restructuring networks further underscore a skillset misaligned with Cannae’s growth strategy

Bottom line: Given Cannae’s strategy and capital position, Carronade’s nominees would diminish the Board’s breadth in areas central to our plan and increase execution risk at a critical time. Electing them would be disruptive to your Board, undermine our progress, and jeopardize long-term shareholder value.

Vote the WHITE Proxy Card TODAY “FOR” ONLY Cannae’s Four Nominees

The choice: Preserve a skills-balanced, independent Board aligned with Cannae’s strategy or adopt a slate misaligned with Cannae’s needs and long-term strategy.

To sustain momentum and protect your investment, vote the WHITE proxy card today “FOR” ONLY Cannae’s highly qualified and experienced director nominees:

Erika Meinhardt | Barry B. Moullet | James B. Stallings, Jr. | Frank P. Willey

Thank you for your continued support.

Sincerely,

The Cannae Board of Directors

If you have any questions or require any assistance with voting your shares, please contact Cannae’s proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, New York 10022

Shareholders may call toll free: (877) 750-0637

Banks and Brokers may call collect: (212) 750-5833

Forward-Looking Statements and Risk Factors

This communication includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business, strategic plans, future performance, return of capital, and the impact of our actions on shareholder value, and commitments outlined in this communication or elsewhere. These statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” and similar references to future periods, or by the inclusion of forecasts or projections. We caution readers not to place undue reliance on forward-looking statements. We expect that certain disclosures made in this communication may be updated or revised in the future as the quality and completeness of our data and methodologies continue to improve. Important factors that could cause actual results to differ materially from expectations are described under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and in other filings we make with the Securities and Exchange Commission (the “SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors, except where we are expressly required to do so by law.

Important Additional Information and Where to Find It

Cannae Holdings, Inc. (the “Company”) has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2025 annual meeting of shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the definitive proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s website at https://www.cannaeholdings.com/financial-information/sec-filings.